Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of March 26, 2021 by and between Forum Investors IV LLC, a Delaware limited liability company, Forum Capital Management IV LLC, a Delaware limited liability company, Marshall Kiev and David Boris (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of common stock, $0.0001 par value per share, of Forum Merger IV Corporation. Each Party hereto agrees that the Schedule 13D, dated March 26, 2021, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: March 26, 2021	FORUM INVESTORS IV LLC

	By:	/s/ David Boris
Name: David Boris
Title: Managing Member of Forum Capital Management IV LLC, the Managing Member of Forum Investors IV LLC

Date: March 26, 2021	FORUM CAPITAL MANAGEMENT IV LLC

	By:	/s/ David Boris
Name: David Boris
Title: Managing Member

Date: March 26, 2021		/s/ David Boris
David Boris

Date: March 26, 2021		/s/ Marshall Kiev
Marshall Kiev